Press Release: For Immediate Release

11 February 2004


Sonic Media Corporation Announces Reorganization and Intended Acquisition of Global Botanics International, Inc.

Nevada - Sonic Media Corporation (OTCBB:SMED; "Sonic") announced today that it has entered into negotiations with Global Botanics International, Inc. (GBI), a privately held company, to acquire all of the issued and outstanding stock of GBI. Assuming the acquisition completes, Sonic intends to change its name to reflect its' participation in this new business sector, being 'green' pharmaceuticals. Completion of the acquisition is subject to certain conditions, including but not limited to, negotiation and execution of a definitive agreement and plan of merger, completion of due diligence investigations, receipt of all necessary approvals and compliance with all applicable laws and corporate governance procedures.

About Global Botanics International, Inc.

Global Botanics International, Inc. (GBI) owns U.S. Patents 5,837,252; 5,945,106; 6,004,559 and 6,039,955. These patents were issued during the years 1998 through 2000, and relate to the production and use of proprietary extracts from the North American plant species, Larrea tridentata. The current patented technology covers extraction and purification technologies and utility of extracts as antiviral, anti-inflammatory, antimicrobial and antioxidant agents. Specific claims allowed in the issued patents include: a method of treating herpes lesions and herpes viruses in humans using a certain amount of an extract of Larrea tridentata; a method of treating herpes viruses and symptomatic herpes virus lesions of the group: herpes simplex 1 (cold sores), herpes simplex 2 (genital herpes), varicella-zoster virus (chickenpox and shingles), human herpes virus 4 (Epstein-Barr virus, mononucleosis), human herpes virus 5 (cytomegalovirus), human herpes viruses 6 and 7 (roseoloviruses), and herpes virus 8 (Kaposi's sarcoma); stimulation of human immune system function; a herpes treatment agent comprising a formulation of Larrea tridentata; and an agent for treatment of inflammation and inflammatory disease comprising a formulation of Larrea tridentata. GBI is pursuing currently pending patent applications in the United States and other Patent Co-operation Treaty countries/territories, such as Australia, EU and Japan, which expand on the patented technologies, mentioned hereabove. GBI is the exclusive supplier of Virastatin (tm), a multifunctional ingredient produced according to patented extraction and purification technologies. Virastatin (tm) is currently licensed on a non-exclusive basis to Larrearx, Inc. for manufacturing and marketing of medically related consumer products.

Revenues for GBI are based on a percentage of profits generated from the sale of Virastatin (tm) and royalties on products sold by GBI licensees. A third, currently unrealized, revenue stream relates to GBI's ownership of licensing rights to the use of Virastatin (tm) in over-the-counter pharmaceutical products and for the possible development of ethical drugs.

Larrearx, Inc. is a, Wyoming based corporation with regional offices in Vancouver, British Columbia, Canada, and distribution centers within Canada and the U.S. The corporation is dedicated to the development and marketing of high quality natural based-products including nutriceuticals, over the counter pharmaceuticals, personal care and cosmetic products. Currently, Larrearx manufactures Virastatin (tm) based products under two trade names:
Shegoi (tm) and Virox (tm). Larrearx markets Shegoi (tm) products through direct marketing channels. Larrearx currently markets Virox
(tm) products through retail outlets in Canada and the United States.
In Canada, Larrearx has distribution agreements regarding Virox (tm) with several retail chains including London Drugs, GNC, Overwaitea, Whole Foods, and Thrifty. In the United States, Larrearx has agreements regarding Virox (tm) with distributors such as Tree of Life, United
Natural Foods Incorporated, and Select Nutrition.

GBI currently out sources manufacturing of Virastatin (tm). It is intended that, beginning in mid-2004, GBI will commence in sourcing production of Virastatin (tm) and other Larrea-based products at GBI owned and operated facilities. It is expected that elimination of manufacturing outsourcing will decrease the cost of goods sold, thereby increasing GBI's profitability.

Forward-Looking Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.
Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Contact:
Sonic Media Corporation
Kenneth Finkelstein (206) 310-1344